Exhibit (r)(1)

1. Funds Code of Ethics (“1940 Act Code of Ethics”)

Purpose of the Code of Ethics

The Fund has adopted this Code of Ethics (the “Code”) to set forth guidelines and procedures that promote ethical practices and conduct by all of the Fund’s Access Persons, as defined below, and to ensure compliance with the Federal Securities Laws. To the extent that any such individuals are subject to compliance with the separately maintained Code of Ethics of the Fund’s Adviser (the “Adviser”), Fund Administrator or Distributor (collectively the “Service Providers”), as applicable, whose Codes of Ethics complies with Rule 17j-1, compliance by such individuals with the provisions of the Code of the applicable Service Providers shall constitute compliance with this Code. This Code is based on the principle that each Access Person of the Fund will conduct such activities in accordance with to the following principles:

•	To be dutiful in placing the interests of the Fund’s shareholders first and before their own;
•	all personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of Funds and responsibility; and
•	adhere to the fundamental standard that Access Persons shall not take inappropriate advantage of their position.

Any violation of this Code must be reported promptly to the Fund CCO. Failure to do so will be deemed a violation of the Code.

Legal Requirement

Pursuant to Rule 17j-1(b) of the Investment Company Act of 1940 (the “1940 Act”), it is unlawful for any Access Person to:

•	employ any device, scheme or artifice to defraud the Fund;
•	make any untrue statement of a material fact to the Trust or fail to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they were made, not misleading;
•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or
•	engage in any manipulative practice with respect to the Fund, in connection with the purchase or sale (directly or indirectly) by such Access Person of a security "held or to be acquired" by the Fund.

Definitions - All definitions shall have the same meaning as explained in Rule 17j-1 or Section 2(a) of the 1940 Act and are summarized below.

Access Person – Any officers, Trustees, general partner or employee of the Fund or of the Fund’s Investment Adviser (or of any entity in a control relationship to the Fund or Investment Adviser) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

Automatic Investment Plan – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership - in general and subject to the specific provisions of Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security.

Connected Persons – Adult children or parents living at home, and any relative, person or entity for whom the Access Person directs the investments or securities trading unless otherwise specified

Control - shall have the same meaning as that set forth in Section 2(a)(9) of the Exchange Act.

Covered Security – shall be any security except that it does not include:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and
•	Shares issued by open-end trusts (excluding open-end exchange traded trust).

Exchange Traded Fund (“ETF”) - a registered open-end management company: (A) that issues (and redeems) creation units to (and from) authorized participants in exchange for a basket and a cash balancing amount if any; and whose shares are listed on a national securities exchange and traded at market-determined prices.

Exempt Transactions – shall mean:

•	Purchases or sales affected in any account over which the Access Person has no direct or indirect influence or control;
•	Purchases which are part of an automatic dividend reinvestment plan;
•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Fund - an investment company registered under the 1940 Act.

Independent Trustees - those Trustees of the Fund that would not be deemed an “interested person” of the Fund, as defined in Section 2(a)(19)(A) of the 1940 Act.

Initial Public Offering - an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Act.

Limited Offering - an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Purchase or Sale of a Covered Security - includes, among other things, the writing of an option to purchase or sell a Covered Security.

Restricted Trustee - each trustee of the Fund who is not also a director, officer, partner, employee or controlling person of any one or more of the Fund’s investment advisers, administrator, custodian, transfer agent, or distributor.

Security held or to be Acquired by the Fund:

1.	Any Covered Security which, within the most recent fifteen (15) days:

•	Is or has been held by the Fund; or

•	Is being or has been considered by the Fund or its Investment Adviser for purchase by the Fund; and
•	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

Policies of the Fund Regarding Personal Securities

Transactions General

No Access Person of the Fund shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1 as set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code.

Specific Policies

No Access Person of the Fund shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he/she knows or should have known at the time of such purchase or sale:

•	Is being considered for purchase or sale by the Fund; or
•	Is being purchased or sold by the Fund.

Pre-Approval of Investments in IPOs and Limited Offerings

Investment Personnel must obtain approval from the Fund or the Fund’s Adviser before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a private placement or other limited offering.

Reporting Requirements

The Fund CCO or designee shall monitor all personal trading activity of all Access Persons as deemed appropriate and covered by this Code. An Access Person of a Funds who is also an Access Person of the Fund’s principal underwriter, affiliates or Adviser may submit such reporting requirements via the forms prescribed by any such separate Code of Ethics provided that the associated forms comply with the requirements of Rule 17j-1(d)(1) of the 1940 Act.

1.	Initial/Ongoing Disclosure of Personal Brokerage Accounts. Within ten (10) days of the commencement of employment or at the commencement of a relationship with the Fund, all Access Persons, except Independent Trustees, are required to submit to the Fund CCO a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of any Connected Persons, and any brokerage accounts which they control or in which they or a Connected Person has Beneficial Ownership. Such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than forty-five (45) days prior to that date. In addition, if a new brokerage account is opened during the course of the year, the Fund CCO must be notified immediately. The information required by the above paragraph must be provided to the Fund CCO on an annual basis. Disclosure of an account shall cover, at a minimum, all accounts at a broker-dealer, bank or other institution opened during the quarter and provide the following information:

•	the name of the broker, dealer or bank with whom the Access Person has established the account;
•	the date the account was established;
•	the date that the report is submitted by the Access Person.

Each of these accounts is required to furnish duplicate confirmations and statements to the Fund CCO. Such statements and confirms as an Access Person of the Fund may be sent to the Adviser.

2.	Holdings Report. Within ten (10) days of becoming an Access Person (and with information that is current as of a date no more than forty-five (45) days prior to the date that the person becomes an Access Person), each Access Person, except Independent Trustees, must submit (i) a holdings report that must contain, at a minimum, the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership and (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the Access Person’s direct or indirect benefit as of the date they became an Access Person. This report must state the date on which it is submitted.

3.	Quarterly Transaction Reports. All Access Persons, except Independent Trustees, shall report to the Fund CCO or designee the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the Covered Security at which the transaction was effected
•	The name of the broker, dealer, or bank with or through whom the transaction was effected; and
•	The date the Access Person Submits the Report.

Reports pursuant to this section of this Code shall be made no later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Confirmations and Brokerage Statements sent directly to the appropriate address noted above is an acceptable form of a quarterly transaction report.

Review of Reports

The Fund CCO, or designee, shall be responsible for reviewing the reports received, maintaining a record of the names of the persons responsible for reviewing these reports, and as appropriate and reporting to the board of Trustees:

•	any transaction that appears to evidence a possible violation of this Code; and
•	apparent violations of the reporting requirements stated herein.

The Fund CCO shall review the reports referenced hereunder and shall determine whether the policies established in this Code have been violated, and what sanctions, if any, should be imposed on the violator. Sanctions include but are not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits.

The Fund CCO and the Board of Trustees of the Fund shall review the operation of this Code at least annually. All material violations of this Code and any sanctions imposed with respect thereto shall periodically be reported to the Board of Trustees of the Fund.

Before the Board of Trustees of the Fund may approve the Code of Ethics, the Fund must certify to the Board that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code. Such certification shall be submitted to the Board of Trustees at least annually.

Certification

Each Access Person will be required to certify annually that he/she has read and understood the provisions of this Code and will abide by them. Each Access Person will further certify that he/she has disclosed or reported all personal securities transactions required to be reported under the Code. A form of such certification is attached below:

I certify that I have read and understand the Code of Ethics of and recognize that I am subject to it.

Printed Name:	Signature:

Date:

Adopted: May 13, 2025